Filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
Registration No. 333-163874

PROSPECTUS

21,133 shares of common stock,

par value $1.00 per share

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

We are offering a total of up to 21,133 shares of our common stock, par value $1.00 per share, that are issuable to certain former employees and directors of First Keystone Financial, Inc., a former Pennsylvania corporation (which we refer to as “FKF”), or its wholly-owned subsidiary, First Keystone Bank (which we refer to as “FKB”), upon the exercise of outstanding stock options issued under the First Keystone Financial, Inc. Amended and Restated 1998 Stock Option Plan (which we refer to as the “Plan”). We will receive the exercise price of the stock options if and when such stock options are exercised. See “Description of the Amended and Restated 1998 Stock Option Plan.”

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.”

Investing in our securities involves risk. You should refer to the section entitled risk factors beginning at page 1 of this prospectus, as well as the risk factors included in our periodic reports and other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is July 23, 2010.

i

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the cautionary factors that are incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission (which we refer to as the “SEC”) subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

Risks relating to our common stock

Our stock price has been and is likely to be volatile.

The trading price of our common stock has been and is likely to be volatile and subject to fluctuations in price. This volatility is in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, dispositions and financings;

•	conditions or trends in the financial services industry;

•	additions or departures of key personnel;

•	general economic conditions and interest rates; and

•	sales of our common stock.

In addition, the stock market in general, and the NASDAQ Stock Market and the market for bank holding companies, commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. As a result of these and related events and factors, among others, the value of an investment in our common stock may decline.

We rely on dividends from the Bank for substantially all of our revenue.

We receive substantially all of our revenue as dividends from the Bank. Federal regulations limit the amount of dividends that the Bank may pay to us. See “Regulatory Considerations” beginning at page 9 of this prospectus. In the event the Bank becomes unable to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in the securities.

Our common stock is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future.

Our common stock ranks junior to all indebtedness and other non-equity claims on the Corporation with respect to assets available to satisfy claims on the Corporation, including in a liquidation of the Corporation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our common stock, (1) dividends are payable only when, as and if authorized and declared by our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (2) as a Pennsylvania corporation, under Pennsylvania law we are subject to restrictions on payments of dividends out of lawfully available funds. See “Regulatory Considerations.” Also, the Corporation’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, we are not limited by our common stock in the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the common stock or to which the common stock will be structurally subordinated.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or other securities. Additionally, our shareholders may in the future approve the authorization of additional classes or series of stock which may have distribution or other rights senior to the rights of our common stock, or may be convertible into or exchangeable for, or may represent the right to receive, common stock or substantially similar securities. The future issuance of shares of our common stock or any other such future class or series could have a dilutive effect on the holders of our common stock. Additionally, the market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock in the market or the perception that such sales could occur.

Risks relating to our business

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business.

Market conditions have resulted in creation of various programs by the United States Congress, the U.S. Treasury, the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve Board”) and the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) that were designed to enhance market liquidity and bank capital. As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown. This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition and/or operations of the Bank and the Corporation.

Additionally, the federal government is considering a variety of other reforms related to banking and the financial industry including, without limitation, the proposed Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank bill”), that has been approved by U.S. House of Representatives and U.S. Senate conferees, has been passed by the U.S. House of Representatives and is currently being considered before the U.S. Senate. The Dodd-Frank bill is expected to become law in July 2010. This legislation could require us to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect our business or financial results. It could require us to change certain of our business practices, adversely affect our ability to pursue business opportunities we might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to the Corporation and the Bank. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional licensing expenses, any of which could have an adverse effect on our cash flow and results of operations. For example, a provision of the Dodd-Frank bill, if enacted, is reported to be intended to preclude certain bank holding companies from treating future trust preferred securities issuances as Tier 1 capital for regulatory capital adequacy purposes. If this provision is included in final legislation, it may narrow the number of future capital raising opportunities the Corporation has.

Risks relating to the Merger

Combining BMBC and FKF may be more difficult, costly or time-consuming than we expect.

The Merger of FKF with and into BMBC and FKB with and into the Bank were each effected July 1, 2010, and BMBC does not expect full integration to be complete until early in the fourth quarter of 2010. It is possible that the integration process could result in the loss of key employees or disruption of BMBC’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to withdraw their deposits from the Bank. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and in a timely manner, the expected benefits of the merger may not be realized.

We may fail to realize the cost savings estimated for the merger.

BMBC expects to achieve cost savings from the Merger when the two companies have been fully integrated. While BMBC continues to be comfortable with these expectations as of the date of this prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume our ability to combine the businesses of BMBC and FKF in a manner that permits those cost savings to be realized. If the estimates are incorrect, integration is delayed, or BMBC is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and volatile. Concerns regarding the financial strength of financial institutions have led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken steps to try to stabilize the financial system, including investing in financial institutions. BMBC’s business and financial condition and results of operations could be adversely affected by (1) continued disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated. Further, there can be no assurance that action by Congress, governmental agencies and regulators, including the enacted legislation authorizing the U.S. government to invest in financial institutions, the pending legislation providing for significant regulatory restructuring discussed above or changes in tax policy, will help stabilize the U.S. financial system and any such action, including changes to existing legislation or policy, could have an adverse effect on our financial position or results of operation.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a post-effective amendment to a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.bmtc.com, as soon as reasonably practicable after we file such documents with the SEC, by clicking on “About Us,” “Investor Relations” and then “SEC Filings.” Except for those SEC filings, none of the other information on our website is part of this prospectus.

We “incorporate by reference” into this prospectus the information the Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that the Corporation files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2010;

•

Our current reports on Form 8-K filed with the SEC on each of January 28, 2010, January 29, 2010, February 3, 2010, April 29, 2010, April 30, 2010, May 4, 2010, May 14, 2010, May 18, 2010, July 1, 2010, July 22, 2010 and July 23, 2010;

•

The description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the SEC for the purpose of updating such description;

•

The description of our Rights Agreement contained in the Form 8-A12G Registration Statement filed with the SEC on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the SEC for the purpose of updating this description; and

•

All documents the Corporation files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Corporate Secretary

(610) 581-4873

These incorporated documents may also be available on our web site at http://www.bmtc.com, by clicking on “About Us,” “Investor Relations” and then “SEC Filings.” Except for incorporated documents, information contained on our website is not considered to be part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Special Cautionary Notice Regarding Forward Looking Statements

Certain of the statements contained in this prospectus and the documents incorporated by reference herein, may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, performance, revenues, growth, profits, operating expenses, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, impairment of goodwill, the effect of changes in accounting standards, and market and pricing trends. The words “may,” “would,” “should,” “could,” “will,” “likely,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project” and “believe” or other similar words and phrases may identify forward-looking statements. Such statements are only predictions, and the Corporation’s actual results may differ materially from the results anticipated by the forward-looking statement due to a variety of factors, including without limitation:

•	the businesses of BMBC and FKF will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•

material differences in the actual financial results of merger and acquisition activities compared with expectations, such as with respect to the full realization of anticipated cost savings and revenue enhancements within the expected time frame, including as to the Merger;

•	revenues following the Merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected;

•

the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, and the Corporation’s interest rate risk exposure and credit risk;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•

results of examinations by regulators such as the Federal Reserve Board and the Pennsylvania Department of Banking, including the possibility that such regulators may, among other things, require us to increase our allowance for loan losses or to write-down the value of assets;

•	changes in accounting requirements or interpretations;

•	changes in existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in income and non-income taxes;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s market area and elsewhere including institutions operating locally, regionally, nationally and internationally together with such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	any extraordinary event (such as the September 11, 2001 events, the war on terrorism and the U.S. Government’s response to those events including the war in Iraq);

•

the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers’ needs;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the Corporation’s ability to originate and sell residential mortgage loans;

•	the accuracy of assumptions underlying the establishment of reserves for loan and lease losses and estimates in the value of collateral, and various financial assets and liabilities;

•	the Corporation’s ability to retain key members of senior management team;

•	the ability of key third-party providers to perform their obligations to the Corporation and the Bank;

•	technological changes being more difficult or expensive than anticipated; and

•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this prospectus are based upon management’s beliefs and assumptions as of the date of this prospectus. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

BRYN MAWR BANK CORPORATION

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement and/or supersede the information in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding BMBC, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Bank received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve Board. The Corporation was formed in 1986 and on January 2, 1987, as part of a reorganization into a holding company structure, the Bank became our wholly-owned subsidiary. We are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia, Pennsylvania. We, together with our subsidiaries, offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from 17 full-service branches and 7 Life Care Community offices located throughout Montgomery, Delaware and Chester counties.

Our primary source of liquidity is dividend payments from the Bank. The Bank is subject to certain legal restrictions on its ability to pay dividends or make loans or advances to us. For information about these restrictions, please see “Regulatory Considerations” in this prospectus, “Supervision and Regulation” in Item 1 of our Form 10-K for the year ended December 31, 2009, and “24 – Dividend Restrictions” and “25 – Regulatory Capital Requirements” of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, incorporated by reference as Exhibit 13.1 to our Form 10-K for the year ended December 31, 2009, which has been filed with the SEC and is available as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” beginning at page 4 of this prospectus.

As of July 1, 2010, we had consolidated total assets of approximately $1.7 billion and deposits of approximately $1.2 billion.

Our board of directors consists of ten directors divided into four classes. The directors in the divided classes each serve staggered four-year terms unless selected to fill a vacancy (in which case, such director serves for a term expiring with the next annual meeting of shareholders), and until their successors are elected and take office.

On July 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2010, between FKF and BMBC (the “Merger Agreement”), we acquired by merger FKF, and FKB merged in a two-step merger with and into the Bank. In accordance with the Merger Agreement, the aggregate consideration paid to FKF shareholders consisted of approximately 1.63 million shares of BMBC common stock and cash of approximately $4.8 million. Shareholders of FKF are entitled to receive 0.6973 shares of BMBC common stock plus $2.06 per share cash consideration for each share of FKF common stock they owned as of the effective date of the Merger. Additionally, all options to purchase FKF stock which were outstanding and unexercised immediately prior to effectiveness of the Merger (“FKF Options”) under the Plan became fully vested and exercisable, to the extent not previously vested, and were converted into fully vested and exercisable options to purchase shares of BMBC common stock. The right to purchase shares of FKF common stock pursuant to each FKF Option was converted into the right to purchase the number of whole shares of BMBC common stock equal to the product of the number of shares of FKF common stock subject to the FKF Option multiplied by 0.8204 (the “Option Exchange Ratio”), rounded down to the nearest whole share, and (ii) the option exercise price per share of BMBC common stock subject to each BMBC Option was equal to the quotient obtained by dividing the FKF Option exercise price by the Option Exchange Ratio.

Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, our general telephone number is (610) 525-1700, and our Internet website address is http://www.bmtc.com. Unless expressly stated to the contrary herein, our website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus.

REGULATORY CONSIDERATIONS

As a bank holding company, the Corporation is subject to regulation, supervision and examination by the Federal Reserve Board. For a discussion of elements of the regulatory framework applicable to the Corporation and its subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the other documents incorporated herein by reference as described under “Where You Can Find More Information and Incorporation of Certain Information by Reference” beginning at page 4 of this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of securities described in this prospectus. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve Board and the FDIC, which insures the deposits of the Bank.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of capital distributions (including dividends) the Bank may make depends upon its capital position and recent net income. Generally, savings institutions, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Federal Reserve Board may have its dividend authority restricted by the Federal Reserve Board.

Under Pennsylvania law, the Corporation is generally prohibited from paying a dividend or making any other distribution if, after making such distribution, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed if it were dissolved at the time of the distribution, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is made.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock.

DESCRIPTION OF THE

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

The following description of the Plan is a summary of its terms and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Appendix A.

Effect of Merger on Options Under the Plan

Introduction. Pursuant to the Merger Agreement, FKF was merged with and into BMBC. In connection with, and as a result of, the Merger, we assumed each of the then-outstanding stock options to purchase shares of FKF common stock. Upon the completion of the Merger, all references to FKF in the Plan are deemed to refer to us.

The Plan was originally approved by the stockholders of FKF on January 27, 1999. The Plan is not subject to the Employee Retirement Income Security Act of 1974 nor is it qualified under section 401(a) of the Internal Revenue Code of 1986, as amended. Only stock options assumed in the Merger remain outstanding under the Plan (the “Assumed Stock Options”).

Eligibility for Benefits. We are registering only stock issuable to certain former employees and directors of FKF or FKB that were granted stock options under the Plan prior to the Merger and which were still outstanding as of the Merger.

Number of Shares. There are 21,133 shares of our common stock reserved for issuance upon the exercise of the Assumed Stock Options that were issued under the Plan prior to the Merger to employees and directors of FKF or FKB, and which were assumed by us at the closing of the Merger. Such shares may be authorized but unissued shares, shares held in our treasury, or both.

If there is any change in our common stock by reason of a stock split, reverse stock split, subdivision, stock dividend or any other capital adjustment, the number of shares of common stock to which any Assumed Stock Option relates and the exercise price per share under any Assumed Stock Option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding or such capital adjustment.

General Provisions Applicable to the Plan

Administration. The Plan will be administered and interpreted by the compensation committee of the board of directors (“Committee”).

Stock Options. The Assumed Stock Options, to the extent not already fully vested, became fully vested and exercisable upon the merger of FKF with and into BMBC.

Each Assumed Stock Option or portion thereof shall be exercisable at any time during the remainder of the original ten year term of the Assumed Stock Option except as otherwise provided in the Plan. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability and dies without having fully exercised his Assumed Stock Options, the optionee’s executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the one-year period following his death, provided no option will be exercisable more than ten years from the date it was granted.

Assumed Stock Options are non-transferable except by will or the laws of descent and distribution. Notwithstanding the foregoing, an optionee who holds Assumed Stock Options that are not qualified may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Assumed Stock Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Assumed Stock Options which are so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

Payment for shares purchased upon the exercise of Assumed Stock Options may be made either in cash, by certified or cashier’s check or if permitted by the Committee or the Board, by delivering shares of common stock (including shares acquired pursuant to the exercise of an option more than six months previously) with a fair market value equal to the total option price, by withholding some of the shares of common stock which are being purchased upon exercise of an option, or any combination of the foregoing. To the extent an optionee already owns shares of common stock prior to the exercise of his or her Assumed Stock Option (and has owned them for more than six months), such shares could be used (if permitted by Committee or the Board) as payment for the exercise price of the option. If the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of common stock upon exercise of the Assumed Stock Option, which is greater than the number of shares delivered as payment for the exercise price. In addition, an optionee can exercise his or her Assumed Stock Option in whole or in part and then deliver the shares acquired upon such exercise (if permitted by the Committee or the Board) as payment for the exercise price of all or part of his remaining options. Again, if the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to either (1) reduce the amount of cash required to receive a fixed number of shares upon exercise of the option or (2) receive a greater number of shares upon exercise of the option for the same amount of cash that would have otherwise been used.

DESCRIPTION OF OUR COMMON STOCK

Authorized common stock

As of July 8, 2010, our authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 12,180,707 shares were issued and outstanding, or reserved for issuance in connection with the Merger (excluding shares to be issued upon the exercise of Assumed Stock Options). Shares of BMBC’s common stock to be issued upon exercise of Assumed Stock Options under the Plan, when issued in accordance with the terms of the Plan and the applicable stock option agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

The following is a summary of the material terms of our common stock. This summary does not purport to describe all the terms of the common stock, and such description is subject to, and qualified by reference to our amended and restated articles of incorporation, our amended and restated bylaws, and the description of our common stock set forth in our Form 8-A Registration Statement filed with the SEC on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the SEC for the purpose of updating such description, all of which have been filed with the SEC, and by applicable law.

General

The holders of our common stock are entitled to:

•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

Our common stock is neither redeemable nor convertible into another security of BMBC. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that the Corporation itself may be a creditor having recognized claims against the subsidiary.

Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our common stock is listed on the NASDAQ Stock Market under the symbol “BMTC.” The transfer agent for our common stock is BNY Mellon Shareholder Services, 480 Washington Blvd., Newport Office Center VII, Jersey City, NJ. 07310.

Anti-Takeover Provisions and Other Shareholder Protections

On November 18, 2003, BMBC adopted a Rights Agreement (“Rights Agreement”) for its shareholders designed to protect the rights of the shareholders and discourage unwanted or hostile takeover attempts that are not approved by BMBC’s board of directors. The Rights Agreement allows holders of BMBC’s common stock to purchase shares in either BMBC or an acquirer of BMBC at a discount to market value in response to specified takeover events that are not approved in advance by BMBC’s board of directors.

The Rights. On November 18, 2003, BMBC’s board of directors declared a dividend of a right to acquire one one-fourths (1/4) of a share of BMBC’s common stock for each share of BMBC’s common stock outstanding. The rights currently trade with and are inseparable from BMBC’s common stock.

Exercise Price. Each right allows its holder to purchase from BMBC one one-fourths (1/4) of a share of its common stock for $22.50, subject to adjustment pursuant to the Rights Agreement.

Exercisability. The rights will not be exercisable until the earlier of:

Ten business days (or such later date as may be determined by BMBC’s board of directors and publicly announced by BMBC) after a public announcement by BMBC that a person or group, has obtained beneficial ownership of 20% or more of BMBC’s outstanding common stock; or

Ten business days (or such later date as may be determined by BMBC’s board of directors and publicly announced by BMBC) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 20% or more of BMBC’s outstanding common stock.

The date when the rights become exercisable is referred to in the Rights Agreement as the “distribution date.” After that date, the rights will be evidenced by rights certificates that BMBC will mail to all eligible holders of its common stock. A person or a member of the group that has obtained beneficial ownership of 20% or more of BMBC’s outstanding common stock may not exercise any rights even after the distribution date.

Consequences of A Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 20% or more of BMBC’s outstanding common stock is called an “acquiring person.”

Flip-In. When BMBC publicly announces that a person has acquired 20% or more of its outstanding common stock, BMBC can allow for rights holders, other than acquiring persons, to buy $45.00 worth of its common stock for $22.50 (the foregoing numbers are for example only; the actual purchase price will be contingent upon the then-current market value of the stock to be purchased upon exercise of the rights, and the exercise price set forth on the rights certificates issued). This is called a “flip-in.” Alternatively, BMBC may elect to exchange one share of its common stock for each right, other than rights owned by acquiring persons, thus terminating the rights.

Flip Over. If after a person or group becomes an acquiring person, BMBC merges or consolidates with another entity or 50% or more of BMBC’s consolidated assets or earning power is sold to another entity, all holders of rights, other than acquiring persons, may purchase shares of such entity at 50% of their market value.

BMBC’s board of directors may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2013.

The rights will not prevent a takeover of BMBC. However, the rights may cause a substantial dilution to a person or group that acquires 20% or more of BMBC’s common stock, unless the board of directors first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in BMBC’s and its shareholders’ best interest because the rights can be terminated by the board of directors before the transaction is completed.

The complete terms of the rights are contained in the Rights Agreement. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

Pennsylvania Law Considerations. The Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”) also contains certain provisions applicable to BMBC that may have the effect of deterring or discouraging an attempt to take control of BMBC. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•

eliminates the preemptive right to subscribe to purchase, on a pro rata basis, additional shares of stock issued or sold by the corporation, unless provided for in the corporation’s articles of incorporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of BMBC or the consideration that might be offered or paid to shareholders in such an acquisition.

MATERIAL FEDERAL INCOME TAX EFFECTS

The following is a discussion of material federal income tax considerations with respect to the Assumed Stock Options and of acquiring and holding our common stock upon exercise of the Assumed Stock Options. You are urged to consult your tax advisor regarding the federal, state and other tax consequences of your stock options and of acquiring and holding our common stock.

Non-Qualified Stock Options. Certain of the Assumed Stock Options are non-qualified stock options. An optionee holding non-qualified Assumed Stock Options (or exercising an incentive or qualified Assumed Stock Option in a disqualifying manner) will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and we will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of non-qualified options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of a non-qualified Assumed Stock Option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

Incentive Stock Options. Certain of the stock options outstanding under the Plan are incentive stock options. Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-qualified stock options is substantially different. If an optionee does not dispose of the shares acquired upon exercise of an Assumed Stock Option that is an incentive stock option within two years after the option was granted, or within one year after the option was exercised, he will not recognize income at the time the Assumed Stock Option is exercised, and no federal income tax deduction will be available to us at any time as a result of the grant or exercise. If the optionee sells or otherwise disposes of common stock acquired pursuant to an incentive stock option before the holding periods described above expire, then the excess of the fair market value (but not in excess of the sales proceeds) of such stock on the option exercise date over the option exercise price will be treated as compensation income to the optionee in the year in which such disposition occurs. If such common stock complies with applicable withholding requirements, we will be entitled to a commensurate income tax deduction. If the optionee meets the above holding periods, then any difference between the sales proceeds and the exercise price of the stock will be treated as capital gain or loss and taxed at a rate that depends on the holding period of the shares. Shares held for more than 12 months are generally taxable at long-term capital gains rates. If the optionee sells or otherwise disposes of shares prior to the expiration of the above holding periods (a “disqualifying disposition”), then a portion of any gain recognized by the optionee which would otherwise be characterized as capital gain would instead be taxable as ordinary compensation income. The amount of the gain characterized as ordinary income would not exceed an amount equal to the excess of (1) the fair market value of the shares as of the date the option was exercised over (2) the amount paid for the shares. However, the excess of the fair market value of the stock subject to an incentive stock option on the date such option is exercised over the exercise price of the option will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Certain Other Tax Issues. In addition, our officers and directors who are subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their stock options.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the Assumed Stock Options and common stock, including employment tax and state, local or foreign income tax consequences.

RESTRICTIONS ON RESALE

If you are an “affiliate” (as defined in the Securities Act) of ours, any shares acquired pursuant to the exercise of the Assumed Stock Options may be resold only pursuant to the registration requirements of the Securities Act, or an applicable exemption such as Rule 144 promulgated thereunder, if available. In addition, acquisitions and dispositions of the shares of our common stock or derivative securities by optionees subject to Section 16 of the Exchange Act, within any period of less than six months may give rise to our right to recapture any profit from such transactions pursuant to Section 16(b) of the Exchange Act. Finally, all holders of Assumed Stock Options must comply with Rule 10b-5 of the Exchange Act, which prohibits trading in securities based on inside information.

USE OF PROCEEDS

We will receive the exercise price of the Assumed Stock Options covered by this prospectus if and when such options are exercised. We currently intend to use the net proceeds from any exercises of these options for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and our other subsidiaries for regulatory capital purposes.

PLAN OF DISTRIBUTION

This prospectus covers the shares of our common stock that are reserved for issuance upon exercise of Assumed Stock Options issued to former employees and directors of FKF and FKB under the Plan and assumed by us in connection with the Merger. Former employees include executors, administrators, or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees. We are offering these shares of our common stock directly to the holders of the Assumed Stock Options according to the terms of the agreements governing their awards. We are not using an underwriter in connection with this offering. These shares are expected to be listed for trading on the NASDAQ Stock Market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, a brother of our director and Executive Vice President, Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $536 thousand in fees during 2009. Bruce Leto’s indirect interest in these fees was approximately $19 thousand, computed without regard to the amount of profit or loss.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Stradley Ronon Stevens & Young, LLP.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Appendix A

FIRST KEYSTONE FINANCIAL, INC.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

ARTICLE I

ESTABLISHMENT OF THE PLAN

First Keystone Financial, Inc. (the “Corporation”) hereby amends and restates its 1998 Stock Option Plan (as amended and restated, the “Plan”) upon the terms and conditions hereinafter stated, with the amendment and restatement effective as of November 25, 2008. The Plan is being amended and restated in order to comply with Section 409A of the Code, as defined herein.

ARTICLE II

PURPOSE OF THE PLAN

The purpose of this Plan is to improve the growth and profitability of the Corporation and its Subsidiary Companies by providing Employees and Non-Employee Directors with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and its Subsidiary Companies, and rewarding Employees and Non-Employee Directors for outstanding performance. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind. Each recipient of an Award hereunder is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt and/or exercise of an Award hereunder.

ARTICLE III

DEFINITIONS

3.01    “Award” means an Option or Stock Appreciation Right granted pursuant to the terms of this Plan.

3.02    “Bank” means First Keystone Bank, the wholly owned subsidiary of the Corporation.

3.03    “Board” means the Board of Directors of the Corporation.

3.04    “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

3.05    “Code” means the Internal Revenue Code of 1986, as amended.

3.06    “Committee” means a committee of two or more directors appointed by the Board pursuant to Article IV hereof, each of whom shall be a Non-Employee Director as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto and within the meaning of Section 162(m) of the Code and the regulations thereunder.

3.07    “Common Stock” means shares of the common stock, par value $.01 per share, of the Corporation.

3.08    “Disability” means the Optionee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or the Bank (or would have received such benefits for at least three months if he had been eligible to participate in such plan).

3.09    “Effective Date” means the day upon which the Board originally adopted this Plan.

3.10    “Employee” means any person who is employed by the Corporation, the Bank or a Subsidiary Company, or is an Officer of the Corporation or a Subsidiary Company, but not including directors who are not also Officers of or otherwise employed by the Corporation, the Bank or a Subsidiary Company.

3.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

3.12    “Fair Market Value” shall be equal to the fair market value per share of the Corporation’s Common Stock on the date an Award is granted. For purposes hereof, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use. Notwithstanding the foregoing, if the Common Stock is not readily tradable on an established securities market for purposes of Section 409A of the Code, then the Fair Market Value shall be determined by means of a reasonable valuation method that takes into consideration all available information material to the value of the Corporation and that otherwise satisfies the requirements applicable under Section 409A of the Code and the regulations thereunder.

3.13    “Incentive Stock Option” means any Option granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code or any successor thereto.

3.14    “Non-Employee Director” means a member of the Board of the Corporation or Board of Directors of the Bank or any successor thereto, including a Director Emeritus of the Boards of the Corporation and/or the Bank, who is not an Officer or Employee of the Corporation or any Subsidiary Company.

3.15    “Non-Qualified Option” means any Option granted under this Plan which is not an Incentive Stock Option.

3.16    “Officer” means an Employee whose position in the Corporation or Subsidiary Company is that of a corporate officer, as determined by the Board.

3.17    “Option” means a right granted under this Plan to purchase Common Stock.

3.18    “Optionee” means an Employee or Non-Employee Director or former Employee or Non-Employee Director to whom an Option is granted under the Plan.

3.19    “Retirement” means a termination of employment which constitutes a “retirement” under any applicable qualified pension benefit plan maintained by the Corporation or a Subsidiary Company, or, if no such plan is applicable, which would constitute “retirement” under the Corporation’s pension benefit plan, if such individual were a participant in that plan. With respect to Non-Employee Directors, retirement means retirement from service on the Board of Directors of the Corporation or the Bank or any successor thereto (including service as an Director Emeritus) after attaining the age of 70.

3.20    “Stock Appreciation Right” means a right to surrender an Option in consideration for a payment by the Corporation in cash and/or Common Stock, as provided in the discretion of the Board or the Committee in accordance with Section 8.10.

3.21    “Subsidiary Companies” means those subsidiaries of the Corporation, including the Bank, which meet the definition of “subsidiary corporations” set forth in Section 424(f) of the Code, at the time of granting of the Option in question.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.01    Duties of the Committee. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board pursuant to Section 4.02. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures which (i) deal with satisfaction of an Optionee’s tax withholding obligation pursuant to Section 12.02 hereof, (ii) include arrangements to facilitate the Optionee’s ability to borrow funds for payment of the exercise or purchase price of an Award, if applicable, from securities brokers and dealers, and (iii) include arrangements which provide for the payment of some or all of such exercise or purchase price by delivery of previously-owned shares of Common Stock or other property and/or by withholding some of the shares of Common Stock which are being acquired. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Award shall be final and binding in the absence of action by the Board.

4.02    Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Committee, provided the Committee shall continue to consist of two or more members of the Board, each of whom shall be a Non-Employee Director, as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto. In addition, each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code and regulations thereunder at such times as is required under such regulations. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

4.03    Revocation for Misconduct. The Board or the Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, or any Stock Appreciation Right, to the extent not yet exercised, previously granted or awarded under this Plan to an Employee who is discharged from the employ of the Corporation or a Subsidiary Company for cause, which, for purposes hereof, shall mean termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Options granted to a Non-Employee Director who is removed for cause pursuant to the Corporation’s Restated Articles of Incorporation and Bylaws or the Bank’s Charter and Bylaws shall terminate as of the effective date of such removal.

4.04    Limitation on Liability. Neither the members of the Board nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and its Subsidiary Companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

4.05    Compliance with Laws and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option or Stock Appreciation Right may be exercised if such exercise would be contrary to applicable laws and regulations.

4.06    Restrictions on Transfer. The Corporation may place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

4.07    No Deferral of Compensation Under Section 409A of the Code. All Awards granted under the Plan are designed to not constitute a deferral of compensation for purposes of Section 409A of the Code. Notwithstanding any other provision in this Plan to the contrary, all of the terms and conditions of any Awards granted under this Plan shall be designed to satisfy the exemption for stock options or stock appreciation rights set forth in the regulations issued under Section 409A of the Code. Both this Plan and the terms of all Options and Stock Appreciation Rights granted hereunder shall be interpreted in a manner that requires compliance with all of the requirements of the exemption for stock options or stock appreciation rights set forth in the regulations issued under Section 409A of the Code. No Optionee shall be permitted to defer the recognition of income beyond the exercise date of a Non-Qualified Option or Stock Appreciation Right or beyond the date that the Common Stock received upon the exercise of an Incentive Stock Option is sold.

ARTICLE V

ELIGIBILITY

Awards may be granted to such Employees and Non-Employee Directors of the Corporation and its Subsidiary Companies as may be designated from time to time by the Board or the Committee. Awards may not be granted to individuals who are not Employees or Non-Employee Directors of either the Corporation or its Subsidiary Companies. Non-Employee Directors shall be eligible to receive only Awards of Non-Qualified Options pursuant to this Plan.

ARTICLE VI

COMMON STOCK COVERED BY THE PLAN

6.01    Option Shares. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Article IX, shall be 111,200. None of such shares shall be the subject of more than one Award at any time, but if an Option as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares. Notwithstanding the foregoing, if an Option is surrendered in connection with the exercise of a Stock Appreciation Right, the number of shares covered thereby shall not be available for grant under the Plan. During the time this Plan remains in effect, grants to each Employee shall not exceed 25% of the shares of Common Stock available under the Plan. Awards made to Non-Employee Directors in the aggregate may not exceed 25% of the number of shares available under this Plan

6.02    Source of Shares. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.

ARTICLE VII

DETERMINATION OF

AWARDS, NUMBER OF SHARES, ETC.

The Board or the Committee shall, in its discretion, determine from time to time which Employees and Non-Employee Directors will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non-Qualified Stock Option (in the case of Employees) and the exercise price of an Option. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee and Non-Employee Director, his present and potential contributions to the growth and success of the Corporation, his salary or other compensation and such other factors deemed relevant to accomplishing the purposes of the Plan.

ARTICLE VIII

OPTIONS AND STOCK APPRECIATION RIGHTS

Each Option granted hereunder shall be on the following terms and conditions:

8.01    Stock Option Agreement. The proper Officers on behalf of the Corporation and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-Qualified Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Board or the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Stock Option Agreement. Any Option granted with the intention that it will be an Incentive Stock Option but which fails to satisfy a requirement for Incentive Stock Options shall continue to be valid and shall be treated as a Non-Qualified Option.

8.02    Option Exercise Price.

(a)    Incentive Stock Options. The per share price at which the subject Common Stock may be purchased upon exercise of an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, except as provided in Section 8.09(b).

(b)    Non-Qualified Options. The per share price at which the subject Common Stock may be purchased upon exercise of a Non-Qualified Option shall be established by the Committee at the time of grant, but in no event shall be less than the one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Non-Qualified Option is granted.

8.03    Vesting and Exercise of Options.

(a)    General Rules. Incentive Stock Options and Non-Qualified Options shall become vested and exercisable at the rate, to the extent and subject to such limitations as may be specified by the Committee. Notwithstanding the foregoing, except as provided in Section 8.03(b) hereof, no vesting shall occur on or after an Employee’s employment or service as a Non-Employee Director with the Corporation and all Subsidiary Companies is terminated for any reason other than his death, Disability, Retirement or in the event of a Change in Control. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

(b)    Accelerated Vesting. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, all Options granted under this Plan shall become vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Company or service as a Non-Employee Director because of his death or Disability. All Options hereunder shall become immediately vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Corporation due to Retirement. In addition, all outstanding Options hereunder shall become immediately vested and exercisable in full as of the effective date of a Change in Control.

8.04    Duration of Options.

(a)    General Rule. Except as provided in Sections 8.04(b) and 8.09, each Option or portion thereof granted to an Employee shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) one (1) year after the date on which the Employee ceases to be employed by the Corporation and all Subsidiary Companies, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of employment to a period not exceeding five (5) years.

Except as provided in Section 8.04(b), each Option or portion thereof granted to a Non-Employee Director shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) three (3) years after the date on which the Non-Employee Director ceases to serve as a director of the Corporation and all Subsidiary Companies, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of service to a period not exceeding five (5) years.

(b)    Exceptions. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted: (i) if an Employee terminates his employment with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Employee shall have the right, during the three (3) year period following his termination due to Disability or Retirement, to exercise such Options, and (ii) if a Non-Employee Director terminates his service as a director (including service as a Director Emeritus) with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Non-Employee Director shall have the right, during the three (3) year period following his termination due to Disability or Retirement, to exercise such Options.

Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, if an Employee or Non-Employee Director terminates his employment or service with the Corporation or a Subsidiary Company following a Change in Control without having fully exercised his Options, the Optionee shall have the right to exercise such Options during the remainder of the original ten (10) year term (or five (5) year term for Options subject to Section 8.09(b) hereof) of the Option from the date of grant.

If an Optionee dies while in the employ or service of the Corporation or a Subsidiary Company or terminates employment or service with the Corporation or a Subsidiary Company as a result of Disability or Retirement and dies without having fully exercised his Options, the executors, administrators, legatees or distributees of his estate shall have the right, during the one (1) year period following his death, to exercise such Options.

In no event, however, shall any Option be exercisable more than ten (10) years (or five (5) years for Options subject to Section 8.09(b) hereof) from the date it was granted.

8.05    Nonassignability. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee’s lifetime shall be exercisable only by such Optionee or the Optionee’s guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to this Section 8.05. Options which are transferred pursuant to this Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

8.06    Manner of Exercise. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.01 above.

8.07    Payment for Shares. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, or (iii) at the discretion of the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. With respect to subclause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (x) purchased in open market transactions or (y) issued by the Corporation pursuant to a plan thereof more than six months prior to the exercise date of the Option.

8.08    Voting and Dividend Rights. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Corporation’s stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

8.09    Additional Terms Applicable to Incentive Stock Options. All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 8.01 to 8.08 above, to those contained in this Section 8.09.

(a)    Amount Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under this Plan, and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Corporation (or any parent or Subsidiary Company), shall not exceed $100,000.

(b)    Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Corporation or any Subsidiary Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Corporation at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.04 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

(c)    Notice of Disposition; Withholding; Escrow. An Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee or the Board may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.09(c).

8.10    Stock Appreciation Rights.

(a)    General Terms and Conditions. The Board or the Committee may, but shall not be obligated to, authorize the Corporation, on such terms and conditions as it deems appropriate in each case, to grant rights to Optionees to surrender an exercisable Option, or any portion thereof, in consideration for the payment by the Corporation of an amount equal to the excess of the Fair Market Value of the shares of Common Stock subject to the Option, or portion thereof, surrendered over the exercise price of the Option with respect to such shares (any such authorized surrender and payment being hereinafter referred to as a “Stock Appreciation Right”). Such payment, at the discretion of the Board or the Committee, may be made in shares of Common Stock valued at the then Fair Market Value thereof, or in cash, or partly in cash and partly in shares of Common Stock.

The terms and conditions with respect to a Stock Appreciation Right may include (without limitation), subject to other provisions of this Section 8.10 and the Plan: the period during which, date by which or event upon which the Stock Appreciation Right may be exercised; the method for valuing shares of Common Stock for purposes of this Section 8.10; a ceiling on the amount of consideration which the Corporation may pay in connection with exercise and cancellation of the Stock Appreciation Right; and arrangements for income tax withholding. The Board or the Committee shall have complete discretion to determine whether, when and to whom Stock Appreciation Rights may be granted.

(b)    Time Limitations. If a holder of a Stock Appreciation Right terminates service with the Corporation as an Officer or Employee, the Stock Appreciation Right may be exercised only within the period, if any, within which the Option to which it relates may be exercised.

(c)    Effects of Exercise of Stock Appreciation Rights or Options. Upon the exercise of a Stock Appreciation Right, the number of shares of Common Stock available under the Option to which it relates shall decrease by a number equal to the number of shares for which the Stock Appreciation Right was exercised. Upon the exercise of an Option, any related Stock Appreciation Right shall terminate as to any number of shares of Common Stock subject to the Stock Appreciation Right that exceeds the total number of shares for which the Option remains unexercised.

(d)    Time of Grant. A Stock Appreciation Right granted in connection with an Incentive Stock Option must be granted concurrently with the Option to which it relates, and a Stock Appreciation Right granted in connection with a Non-Qualified Option must also be granted concurrently with the Option to which it relates.

(e)    Non-Transferable. The holder of a Stock Appreciation Right may not transfer or assign the Stock Appreciation Right otherwise than by will or in accordance with the laws of descent and distribution, and during a holder’s lifetime a Stock Appreciation Right may be exercisable only by the holder.

ARTICLE IX

ADJUSTMENTS FOR CAPITAL CHANGES

9.01    General Adjustments. The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any outstanding Award relates, the maximum number of shares that can be covered by Awards to each Employee and each Non-Employee Director and the exercise price per share of Common Stock under any outstanding Option or Stock Appreciation Right shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the Effective Date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation.

9.02    Adjustments for Mergers and Other Corporate Transactions. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation, the shares of the Corporation’s Common Stock shall be exchanged for other securities of the Corporation or of another corporation, each Award shall be converted, subject to the conditions herein stated, into the right to purchase or acquire such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options and Stock Appreciation Rights, provided that in each case the number of shares or other securities subject to the substituted or assumed stock options and stock appreciation rights and the exercise price thereof shall be determined in a manner that satisfies the requirements of Treasury Regulation §1.424-1 and the regulations issued under Section 409A of the Code so that the substituted or assumed option is not deemed to be a modification of the outstanding Options or Stock Appreciation Rights. Notwithstanding any provision to the contrary herein, the term of any Option or Stock Appreciation Right granted hereunder and the property which the Optionee shall receive upon the exercise or termination thereof shall be subject to and be governed by the provisions regarding the treatment of any such Options or Stock Appreciation Rights set forth in a definitive agreement with respect to any of the aforementioned transactions entered into by the Corporation to the extent any such Option or Stock Appreciation Right remains outstanding and unexercised upon consummation of the transactions contemplated by such definitive agreement.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under this Plan except as specifically authorized herein.

ARTICLE XI

EMPLOYMENT AND SERVICE RIGHTS

Neither the Plan nor the grant of any Awards hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-Employee Director to continue in such capacity.

ARTICLE XII

WITHHOLDING

12.01    Tax Withholding. The Corporation may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Corporation may require the Optionee to pay to the Corporation the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Corporation also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.09(c).

12.02    Methods of Tax Withholding. The Board or the Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Optionee’s tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Award and/or by the Optionee’s delivery of previously owned shares of Common Stock or other property.

ARTICLE XIII

EFFECTIVE DATE OF THE PLAN; TERM

13.01    Effective Date of the Plan. This Plan as originally adopted became effective on the Effective Date, and Awards may be granted hereunder no earlier than the date that this Plan is approved by stockholders of the Corporation and no later than the termination of the Plan, provided that this Plan is approved by stockholders of the Corporation pursuant to Article XIV hereof. The amendment and restatement of this Plan was adopted effective as of the date set forth in Article I hereof.

13.02    Term of the Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

ARTICLE XIV

STOCKHOLDER APPROVAL

The stockholders of the Corporation approved this Plan as originally adopted at a meeting of stockholders of the Corporation held within twelve (12) months following the Effective Date in order to meet the requirements of (i) Section 422 of the Code and regulations thereunder, (ii) Section 162(m) of the Code and regulations thereunder, (iii) the Nasdaq Stock Market for continued quotation of the Common Stock on the Nasdaq National Market (now the Nasdaq Global Market) and (iv) the regulations of the Office of Thrift Supervision.

ARTICLE XV

MISCELLANEOUS

15.01    Governing Law. To the extent not governed by federal law, this Plan shall be construed under the laws of the Commonwealth of Pennsylvania.

15.02    Pronouns. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

BRYN MAWR BANK CORPORATION

Common Stock

Prospectus

July 23, 2010